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                                                               Exhibit 5.1

March 13, 2000


The Directors,

SmartForce Public Limited Company,
Belfied Office Park,
Clonskeagh,
Dublin 4

Dear Sirs,

Registration Statement on Form S-8
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We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 13, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 additional ordinary shares (which will be represented by 4,000,000 American Depositary Shares [the "Shares"] of the Company) in the capital of the Company reserved for issuance under the 1996 Supplemental Stock Plan (the "1996 Plan").

As your legal counsel, we have examined the 1996 Plan and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares under the 1996 Plan.

It is our opinion that the Shares will be, if issued in the manner referred to in the 1996 Plan, on application by the Optionees under the said Plan for the Shares pursuant to such Plan and pursuant to the respective agreements that accompany those Plan, legally and validly issued and fully paid.

We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 and further consent to the use of our name, wherever appearing in the said Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

Yours faithfully,

/s/ BINCHYS